Exhibit 10.63
Master Trust Agreement (Nonqualified Plans)

This Trust Agreement, dated as of the 15th day of July, 2020 (“Effective Date”), is between Truist Financial Corp., a North Carolina corporation, having an office at 214 N. Tryon St. Charlotte, NC 28202 (“Sponsor”), and Fidelity Management Trust Company, a Massachusetts trust company, having an office at 245 Summer Street, Boston, Massachusetts 02210 (“Trustee”). This Trust Agreement is an extension of the DC SOW and the Recordkeeping Agreement (as defined below) between Fidelity Workplace Services and Truist Financial Corporation regarding the Nonqualified Plans included below.

Article 1. Overview; Roles

Sponsor is the sponsor of the Truist Financial Corporation Non-Qualified Defined Contribution Plan and the Truist Financial Corporation Non-Employee Directors’ Deferred Compensation Plan (collectively and individually, the "Plans"). The term “Sponsor” shall also refer to any successor to all or substantially all of Sponsor’s businesses which, by agreement, operation of law or otherwise, assumes the responsibility of Sponsor hereunder.

By entering into this trust agreement, which includes any Schedules, Exhibits and Attachments hereto, as the same may be amended and in effect from time to time (the “Trust Agreement”), Sponsor wishes to establish an irrevocable trust (the “Trust”) and to contribute to the Trust assets that shall be held therein, subject to the claims of Sponsor's creditors in the event of Sponsor's Insolvency, until paid to Participants and their Beneficiaries in such manner and at such times as specified in the Plans. “Insolvency” or “Insolvent” with respect to a party shall mean that the party (i) is unable to pay its debts as they become due, or (ii) is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

Sponsor intends to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plans.

Trustee is willing to (i) hold and invest the aforesaid assets in trust among several investment options selected by Sponsor, and (ii) perform the services described herein on the terms and conditions hereof. Trustee shall maintain a separate account reflecting the equitable share of each Plan in the Trust, and such equitable share shall be used solely for the payment of benefits, expenses and other charges properly allocable to each such Plan and shall not be used for the payment of benefits, expenses or other charges properly allocable to any other Plan.

The parties intend that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plans as unfunded plans maintained for the purpose of providing deferred compensation for non- employee directors or for a select group of management or highly compensated employees for purposes of Title I of ERISA.

Sponsor also wishes to have an affiliate of Trustee perform certain ministerial recordkeeping and related functions with respect to the Plans pursuant to a separate Master Services Agreement (the “Recordkeeping Agreement”).

Each capitalized term in this Trust Agreement has the meaning ascribed to such term under the Recordkeeping Agreement unless specifically defined otherwise herein or in the event the context clearly indicates otherwise.

Article 2. Trust

2.1    Establishment. The Trust shall consist of (i) an initial contribution of money or other property acceptable to Trustee in its sole discretion made by Sponsor or transferred from a previous trustee, (ii) such additional sums of money or other property acceptable to the Trustee in its sole discretion, as shall from time to time be delivered to Trustee, (iii) all investments made therewith and proceeds thereof, and (iv) all earnings and profits thereon, less payments made by Trustee as provided herein, without distinction between principal and income. Trustee accepts the Trust and shall be accountable for the assets received by it, subject to the terms and conditions of this Trust Agreement. The term “Trustee” shall also refer to any successor to all or substantially all of the Trustee’s trust business as described in Section 9.4 hereof and any successor trustee appointed pursuant to the provisions of Section 9.4 hereof to the extent such successor agrees to serve as Trustee under this Trust Agreement.

Notwithstanding any other provision of this Trust Agreement to the contrary, upon a Change of Control (as defined below), Sponsor shall, as soon as possible, but in no event later than 15 days following the Change of Control, deliver to Trustee Qualified Assets (as defined below) in an amount sufficient to cause the total value of Trust assets to equal the Plan Benefits (as defined below) of all Participants under the Plans as of the date of the Change of Control. Thereafter, and notwithstanding any other provision of this Trust Agreement to the contrary, Sponsor shall deliver to Trustee Qualified Assets in an amount sufficient to cause the total value of Trust assets to at all times equal the Plan Benefits of all Participants under the Plans. Contributions shall be made to the Trust only to the extent that such contributions are not otherwise prohibited under Section 409A(b) of the Code. The amounts of Plan Benefits shall be communicated by Sponsor to Trustee.

For purposes of this Trust Agreement, the following terms shall have the meanings set forth below:

A.    “Change of Control” means the earliest of the following dates:

1.the date any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) together with its or their affiliates, excluding employee benefit plans of Sponsor, is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of securities of Sponsor representing twenty percent (20%) or more of the combined voting power of Sponsor’s then outstanding securities (excluding the acquisition of securities of Sponsor by an entity at least eighty percent (80%) of the outstanding voting securities of which are, directly or indirectly, beneficially owned by Sponsor); or

2.     the date, when as a result of a tender offer or exchange offer for the purchase of securities of Sponsor (other than such an offer by Sponsor for its own securities),

or as a result of a proxy contest, merger, share exchange, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any two-year period during the duration of this Trust Agreement constitute Sponsor’s board of directors, plus new directors whose election or nomination for election by Sponsor’s shareholders is approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of such two-year period, cease for any reason during such two-year period to constitute at least two- thirds (2/3) of the members of such board of directors; or

3.    the date the shareholders of Sponsor approve a merger, share exchange or consolidation of Sponsor with any other corporation or entity regardless of which entity is the survivor, other than a merger, share exchange or consolidation which would result in the voting securities of Sponsor outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving or acquiring entity) at least sixty percent (60%) of the combined voting power of the voting securities of Sponsor or such surviving or acquiring entity outstanding immediately after such merger or consolidation; or

4.    the date the shareholders of Sponsor approve a plan of complete liquidation or winding-up of Sponsor or an agreement for the sale or disposition by Sponsor of all or substantially all of Sponsor’s assets; or

5.    the date of any event which Sponsor’s board of directors determines should constitute a Change of Control.

B.    “Plan Benefits” means, with respect to each Participant, the present value of the sum of the benefits payable under the respective Plans with respect to the Participant, which benefits shall be estimated under the terms of the respective Plan if not then determinable.

C.    “Qualified Assets” means: (i) common or preferred stocks with a recognized market; (ii) Sponsor stock; (iii) bonds, notes or other securities with a recognized market (including commercial paper and other short-term obligations); (iv) mutual fund shares; (v) cash, or cash equivalent deposits or accounts; and (vi) such other assets Trustee, in its sole discretion agrees to accept.

2.2    Trust Assets. The principal of the Trust and any earnings thereon shall be held separate and apart from other funds of Sponsor and shall be used exclusively for the uses and purposes of Participants, Beneficiaries and general creditors as herein set forth. Participants and their Beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plans and this Trust Agreement shall be mere unsecured contractual rights of Participants and their Beneficiaries against Sponsor. Any assets held by the Trust will be subject to the claims of Sponsor’s general creditors under federal and state law in the event of Insolvency. For federal tax purposes, Sponsor is the owner of the Trust assets. The Trust is intended to be a grantor trust, of which Sponsor is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed accordingly.

Article 3.     Non-Assignment; Payments to Sponsor

Benefit payments to Participants and their Beneficiaries under this Trust may not be anticipated, assigned (at law or in equity), alienated, pledged, encumbered, or subjected to attachment, garnishment, levy, execution, or other legal or equitable process. Notwithstanding anything in this Trust Agreement to the contrary, Sponsor can direct Trustee to disburse monies pursuant to a DRO in accordance with the provisions hereof. Except as provided under this Trust Agreement, Sponsor shall have no right to retain or divert to others any Trust assets before all payment of benefits have been made to Participants and Beneficiaries pursuant to the terms of the Plans. Sponsor may direct Trustee in writing to pay over to Sponsor or to direct Trustee to pay expenses of the Plans’ administration with any amount in excess of the amount needed to pay all of the benefits accrued under the Plans as of the date of such payment.

Article 4. Investment of Trust

Trustee shall be responsible for providing services under this Trust Agreement solely with respect to those investment options set forth in Attachment 2 to DC Services SOW – “Investment Options”, which have been designated by Sponsor in its sole discretion. Although Sponsor retains sole discretion as to the notional investment options available to Participants under the Plans, Trustee shall not, absent its written consent, be required to provide services with respect to other investment options that Sponsor seeks to add to the Trust. All obligations of Trustee hereunder (including all services to be performed by Trustee) shall be performed solely with respect to the investment options set forth herein, and no other investments that may be held under a separate trust or insurance product with respect to the Plans shall be considered by Trustee in its performance of such obligations. Sponsor shall direct Trustee as to how to invest the Trust assets. In order to provide for the accumulation of assets comparable to the contractual liabilities accruing under the Plans, Sponsor may direct Trustee in writing to invest the assets held in the Trust to correspond to the Participants’ notional investment directions under the Plans, subject to the limitations provided in this Section 4.

Article 5. Sponsor Direction; Trustee Powers

Trustee shall follow the terms of this Trust Agreement except as otherwise required by law. Sponsor hereby directs Trustee to exercise the following powers and authority in Trustee's role as directed trustee as necessary to carry out its responsibilities under this Trust Agreement:

1.Subject to the ongoing direction of Sponsor (as described herein), sell, exchange, convey, transfer, or otherwise dispose of any property held in the Trust, by private contract or at public auction. No person dealing with Trustee shall be bound to see to the application of the purchase money or other property delivered to Trustee or to inquire into the validity, expediency, or propriety of any such sale or other disposition.

2. Cause securities or other property held as part of the Trust to be (i) registered in Trustee's own name, in the name of one or more of its nominees, or in Trustee's account with the Depository Trust Company of New York, or (ii) held in bearer form, but the books and records of Trustee shall at all times show that all such investments are part of the Trust.

3. Keep that portion of the Trust in cash or cash balances as the Sponsor may, from time to time, deem to be in the best interest of the Trust.

4. Make, execute, acknowledge, and deliver any and all documents of transfer or conveyance in order to carry out the powers herein granted.

5. Borrow funds from a bank not affiliated with Trustee in order to provide sufficient liquidity to process Plan transactions in a timely fashion where Sponsor directs that investments requiring such liquidity be held in the Trust; provided that the cost of such borrowing shall be allocated in a reasonable fashion to the investment fund(s) in need of liquidity. Sponsor acknowledges that it has received the disclosure on Trustee’s line of credit program and credit allocation policy prior to executing this Trust Agreement if applicable.

6, In accordance with this paragraph, (i) settle, compromise, or submit to arbitration any claims, debts, or damages due to or arising from the Trust, (ii) commence or defend suits or legal or administrative proceedings, (iii) represent the Trust in all suits and legal and administrative hearings, and (iv) pay all reasonable expenses arising from any such action from the Trust if not paid by Sponsor. Trustee shall take action on behalf of the Trust with respect to any claim or dispute relating to the Trust only upon the written direction of the Sponsor. In the absence of such a direction, Trustee shall have (i) no authority to take action with respect to such claim or dispute even as to ministerial, nondiscretionary acts (for example, without limitation, the execution and delivery on behalf of the Trust of forms, pleadings, agreements, or other documents in connection with (A) the commencement, prosecution, or defense of a claim or dispute in litigation, arbitration, or other proceedings, (B) the settlement or compromise of a claim or dispute, or (C) the joining or opting out from a class action), (ii) no duty to request that Sponsor provide a direction or to question any direction of Sponsor in connection with any such claim or dispute, and (iii) no duty to act upon, consider, or respond to demands by Participants or Beneficiaries or anyone other than the Sponsor in connection with any claim or dispute.

7. Employ legal, accounting, clerical, and other assistance as may be required in carrying out the provisions of this Trust Agreement and pay their reasonable expenses and compensation from the Trust if not paid by Sponsor.

8. Do all other acts, although not specifically mentioned herein, as Trustee may deem necessary to carry out any of the foregoing directions or responsibilities under this Trust Agreement seeking further direction or instruction from Sponsor where, and to the extent, Trustee is required as a directed trustee to do so.

Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Code.

Article 6. Services to Be Performed

6.1    Accounts. Trustee shall keep accurate accounts of all investments, receipts, disbursements, and other transactions hereunder, and shall report the value of the assets held in the Trust as of each Reporting Date. Within 30 days following each Reporting Date or within 60 days in the case of a Reporting Date caused by the resignation or removal of Trustee, Trustee shall file with the Sponsor a written account setting forth (i) all investments, receipts, disbursements, and other transactions effected by Trustee between the Reporting Date and the prior Reporting Date, and (ii) the value of the Trust as of the Reporting Date. Except as otherwise required under applicable law, upon the expiration of 12 months from the date of filing such account, Trustee shall have no liability or further accountability with respect to the propriety of its acts or transactions shown in such account, except with respect to such acts or transactions as to which a written objection shall have been filed with Trustee within such 12-month period. “Reporting Date” shall mean the last day of each fiscal quarter of a Plan and, if not on the last day of a fiscal quarter, the date as of which the trustee or custodian, as applicable, resigns or is removed pursuant to the terms of the Trust Agreement or the Group Custodial Account Agreement, as applicable.

6.2    Nature of Services. All services are of a directed nature to be performed within the framework of Sponsor’s written directions, and Trustee will have no discretionary authority or responsibility for (i) any Plan’s management or administration, or (ii) investment of the Trust’s assets. Accordingly, Trustee shall only disburse monies to Participants and Beneficiaries for benefit payments in the amounts that the Sponsor directs from time to time in writing. Trustee does not provide, and Sponsor shall not construe any services as, tax or legal advice or opinions. Sponsor must obtain its own legal and tax counsel for advice regarding this Trust and Plan design appropriate for its specific situation, including with respect to legal and tax issues pertaining to the administration of its Plans. Services will be provided by Trustee, its agents, subcontractors, or affiliates; provided that Trustee shall be responsible for the performance of such services under this Agreement by its agents, subcontractors or affiliates to the same extent as if such Services had been performed by Trustee. Where specifically noted herein, certain services may be provided pursuant to one or more other contractual agreements or relationships.

6.3    Allocation of Interests. All transfers to, disbursements from or other transactions regarding the Trust shall be conducted in such a way that each Plan’s proportionate interest in the Trust and the fair market value of that interest may be determined at any time.

Article 7. Expenses

All expenses of Trustee relating directly to the acquisition and disposition of investments constituting part of the Trust, and all taxes of any kind whatsoever that may be levied or assessed under existing or future laws upon or in respect of the Trust or the income thereof, shall be a charge against and paid from the Trust assets.

Article 8. Indemnification

Sponsor shall indemnify Trustee against, and hold Trustee harmless from, any third-party claims or regulatory proceedings asserted or commenced against Trustee to the extent such claim or proceeding is the result of any act done, or an act failed to be done, by any individual or person with respect to the Plans or Trust, excepting only those Losses asserted as part of such claim or proceeding that result from Trustee's negligence, bad faith or willful misconduct under, or breach of the terms of, this Trust Agreement. Trustee shall indemnify Sponsor against, and hold Sponsor harmless from, any third-party claims or regulatory proceedings asserted or commenced against Sponsor, either Plan, or the Trust to the extent Losses asserted as part of any such claim or proceeding result from Trustee’s negligence, bad faith or willful misconduct under, or breach of the terms of, this Trust Agreement. Any reference to Sponsor or Trustee as an indemnified Party shall be deemed to include their respective , successors, parent companies and any subsidiaries or affiliates and their respective directors, officers, employees (when acting on behalf of the Sponsor), contracted employees representatives, plan administrators and agents.

Article 9. Resignation or Removal of Trustee; Termination

9.1 Duration. This Trust shall continue in effect without limit as to time, subject, however, to the provisions hereof relating to amendment, modification, and termination of this Trust Agreement.

9.2 Resignation and Removal. Trustee may resign by terminating this Trust Agreement upon at least 180 days’ prior written notice to Sponsor; provided, however, that Sponsor may agree, in writing, to a shorter notice period. Sponsor may remove Trustee by terminating this Trust Agreement upon at least 90 days’ prior written notice to Trustee; provided, however, that Trustee may agree, in writing, to a shorter notice period.

9.3 Failure to Appoint Successor. If, by the termination date, Sponsor does not notify Trustee in writing as to the individual or entity to which the assets and cash are to be transferred and delivered, Trustee may bring an appropriate action or proceeding for leave to deposit the assets and cash in a court of competent jurisdiction. Sponsor shall reimburse Trustee for all costs and expenses of the action or proceeding including, without limitation, reasonable attorneys' fees and disbursements.

9.4 Successor Trustee. If the office of trustee becomes vacant for any reason, Sponsor may in writing appoint a successor trustee under this Trust Agreement. The successor trustee shall have all of the rights, powers, privileges, obligations, duties, liabilities, and immunities granted to Trustee under this Trust Agreement. The successor trustee and predecessor trustee shall not be liable for the acts or omissions of the other with respect to the Trust. Notwithstanding the preceding sentence, the provisions of Article 8 of this Trust Agreement shall survive the transition to the successor trustee with respect to events occurring prior to the transition. As of the date the successor trustee accepts its appointment under this Trust Agreement, title to and possession of the Trust assets shall immediately vest in the successor trustee without any further action on the part of the predecessor trustee, except as may be required to evidence such transition. The predecessor trustee shall execute all instruments and do all acts that may be reasonably necessary and requested in writing by Sponsor or the successor trustee to vest title to all Trust assets in the successor trustee or to deliver all Trust assets to the successor trustee. Any successor to Trustee or successor trustee, either through sale or transfer of the business or trust department of Trustee or successor trustee, or through reorganization, consolidation, or merger, or any similar transaction of either Trustee or successor trustee, shall, upon consummation of the transaction, become the successor trustee under this Trust Agreement.

Article 10. Insolvency of Sponsor

Trustee shall cease disbursing funds for benefit payments to Participants and Beneficiaries if it becomes aware that Sponsor is Insolvent. At all times during the continuance of this Trust, the principal and income of the Trust shall be subject to claims of general creditors of Sponsor under federal and state law as set forth below. The board of directors and the chief executive officer of Sponsor shall have the duty to inform Trustee in writing of Sponsor's Insolvency. If a person claiming to be a creditor of Sponsor alleges in writing to Trustee that Sponsor has become Insolvent, Trustee shall determine whether Sponsor is Insolvent and, pending such determination, Trustee shall discontinue disbursements for payment of benefits to Participants and Beneficiaries. Unless Trustee has actual knowledge of Sponsor's Insolvency, or has received notice from Sponsor or a person claiming to be a creditor alleging that Sponsor is Insolvent, Trustee shall have no duty to inquire whether Sponsor is Insolvent. Trustee may in all events rely on such evidence concerning Sponsor's solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Sponsor's solvency.

If at any time Trustee has determined that Sponsor is Insolvent, Trustee shall discontinue disbursements for payments to Participants and Beneficiaries and shall hold the assets of the Trust for the benefit of Sponsor's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Participants and Beneficiaries to pursue their rights as general creditors of Sponsor with respect to benefits due under the Plans or otherwise. Trustee shall resume disbursing benefit payments to Participants and Beneficiaries in accordance with this Trust Agreement only after Trustee has determined that Sponsor is not Insolvent (or is no longer Insolvent).

Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to the above and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Participants and Beneficiaries under the terms of the Plans for the period of such discontinuance, less the aggregate amount of any payments made to Participants and Beneficiaries by Sponsor in lieu of the payments provided for hereunder during any such period of discontinuance.

Article 11. Inclusion of Additional Terms

Both Trustee and Sponsor agree to the Sections or Articles of the Recordkeeping Agreement pertinent to the Plans that are (i) under the headings of “Service and Fees”, “Taxes”, “Confidential Information”, “Termination Assistance”, “Audit Rights and Regulatory Examinations”, “Ownership of Materials”, “Compliance with Laws”, “Plan Benefits Litigation”, “Limitation of Liability”, “Truist Responsibilities”, “Disputes”, “Change Control Procedures” “Electronic Nature of Services”, “Supplier Not Insurer, Guarantor”, “Duty to Mitigate Damages”, “No Oral or Electronic Mail Modification”, “Notices”, “Supplier Warranties”, “Mutual Warranties”, “Unenforceability”, “Publicity”, “Entire Agreement”, “Certain Rules of Interpretation”, “Order of Precedence”, “Survival”, “Counterparts”, “Force Majeure”, “Assignment”, and “Disabling Codes” in the body of the Recordkeeping Agreement, or (ii) included in the DC Services Statement of Work (Section 6, DC Terms and Conditions) to the

Recordkeeping Agreement, as though such provisions were contained in this Trust Agreement, mutatis mutandis (including, without limitation, revising where appropriate references to “Fidelity” to refer to “Trustee”, references to “Client” to refer to “Sponsor”, and references to the Recordkeeping Agreement to refer to this Trust Agreement) except to the extent this Trust Agreement clearly provides otherwise. For purposes of clarity, where a particular provision (i) assigns to Fidelity a general obligation (such as the duty to protect Client’s Confidential Information), or (ii) limits or disclaims responsibility on the part of Fidelity, such duty, limitation or disclaimer shall be similarly applied to Trustee whereas the inclusion of any provision describing Fidelity’s responsibility for performing a particular service under the Recordkeeping Agreement should not be read as imposing a duplicative requirement that Trustee provide, or be responsible for, that same service. Similarly, duties and responsibilities assigned or reserved to Client under such sections shall be deemed to apply to Sponsor hereunder.

Article 12. Situs of Trust Assets

No assets of the Trust shall be located or transferred outside of the United States.

Article 13. Governing Law/Document

This Trust Agreement is being made in the Commonwealth of Massachusetts, and the Trust shall be administered as a Massachusetts trust. The validity, construction, and effect of this Trust Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts (without regard to its conflicts-of-laws or choice-of-law provisions). Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof. Trustee is not a party to either Plan.

Article 14. Electronic Signatures

In the event the Parties have agreed to utilize an electronic signature process, each Party represents that its electronic signature below is intended to authenticate this writing and to have the same force and effect as a manual signature.

By signing below, the parties agree to the terms of this Trust Agreement and the undersigned represent that they are authorized to execute this Trust Agreement on behalf of the respective parties.

Truist Financial Corp.	Fidelity Managment Trust Company
By: /s/ Michal Sroka	By: /s/ Jennifer Bennett
Name: Michal Sroka	Name: Jennifer Bennet
Title:	Title: Senior Vice President
Date: 7/23/2020	Date: 7/15/2020 12:00 PM EDT